Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated April 22, 2025, relating to the consolidated financial statements of OSR Holdings, Inc. (f/k/a Bellevue Life Sciences Acquisition Corp.) as of and for the years ended December 31, 2024 and 2023, which includes an explanatory paragraph relating to the OSR Holdings, Inc. (f/k/a Bellevue Life Sciences Acquisition Corp.)’s ability to continue as a going concern. We also consent to the reference to us under the caption Experts in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

May 28, 2025